Exhibit 99.3

In connection with the notes offering described in the accompanying Form 8-K, Bloomin’ Brands, Inc. is disclosing certain information to potential investors in an offering memorandum. Excerpts of certain of the information included in the offering memorandum are set forth below.

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Our Strategies
In the short and medium term, we plan to navigate the challenges posed by the COVID-19 pandemic by leveraging the strength of our brands and off-premises business and carefully managing our expenses and liquidity. We have been prioritizing supporting our workforce and have not terminated or furloughed any employees at our company-owned locations as a result of the pandemic to date. We have begun reopening some restaurant dining rooms in compliance with state and local regulations and plan to continue to do so as conditions and regulations allow. Throughout the process, we have focused on operating our off-premises business in a manner that protects the health and safety of our employees and customers and will continue to implement and adhere to strict food handling, hygiene and other practices as our dining rooms reopen. Additional information about the impacts of the COVID-19 pandemic to our business and our responses is provided below under “Recent Developments.”

In the longer term, depending on the duration of the COVID-19 pandemic and as industry conditions thereafter allow, we expect our key business strategies will continue to include:

•
Enhance the 360-Degree Customer Experience to Drive Sustainable Healthy Sales Growth. We plan to continue to make investments to enhance our core guest experience, increase off-premises dining occasions, remodel and relocate restaurants, invest in digital marketing and data personalization and utilize the Dine Rewards loyalty program and multimedia marketing campaigns to drive sales.

•
Drive Long-Term Shareholder Value. We plan to drive long-term shareholder value by reinvesting operational cash flow into our business, improving our credit profile and, as circumstances allow, returning excess cash to stockholders through dividends and share repurchases.

•
Enrich Engagement Among Stakeholders. We take the responsibility to our people, customers and communities seriously and plan to continue to invest in programs that support the well-being of those engaged with us.

•	Maximize International Opportunity. We plan to continue to focus on existing geographic regions in South America, with strategic expansion in Brazil, and pursue global franchise opportunities.

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Recent Developments

Update Regarding the COVID-19 Pandemic
We believe we have consistently outperformed the industry in comparable sales and traffic over the last three fiscal years. Prior to the impact of the COVID-19 pandemic, our comparable restaurant sales performance during January and February of this year continued to be strong. For the first eight weeks of our first quarter of 2020, our combined U.S. comparable sales increased 2.6%. We had also achieved meaningful expansion of our adjusted operating margins during those eight weeks. As the impacts of the pandemic in the U.S. accelerated in March and governmental restrictions took effect, we experienced a significant reduction in customer traffic and demand. On March 20th, our domestic dining rooms closed and we shifted to an off-premises only model in the U.S.

Although most of our restaurants remain closed for dine-in service as of the date of this offering memorandum, we continue to operate substantially all of our locations for take-out and/or delivery. We have tripled our weekly off-premises sales per restaurant since the beginning of March and have continued to outperform the industry in comparable sales and traffic during this time. On average, approximately two-thirds of our off-premises sales have been take-out during recent weeks and the remainder delivery, either directly by us or through third-party services. We believe this performance is due to the fundamental strength of our brands, as well as our decision prior to the pandemic to make significant investments in a robust take-out business and delivery network.
Despite the strength in our off-premises business, we generate the majority of our sales in the normal course through dining in our restaurants, and there can be no assurance that our off-premises sales will grow or remain at recent levels. We have begun reopening some restaurant dining rooms in compliance with state and local regulations and plan to continue to do so as conditions and regulations allow, although it is not certain when this will happen for many of our locations. As of the date of this offering memorandum, approximately 336 of our restaurants are open for dine-in service at limited seating capacity across multiple states. We had 23 Outback Steakhouse restaurants open for dine-in service at limited capacity during the full week ended May 3, 2020, and comparable sales at these locations were down 17% from the prior year, with limited declines in off-premises business. While we are encouraged by these results, they represent only a very small portion of our total restaurants over a short period of time.

When we are able to reopen more of our dining rooms, it is uncertain whether our limited experience to date will be indicative of future results and when or if customer traffic will return to levels prior to the outbreak of COVID-19. There are significant uncertainties as to how consumer spending and behavior will be impacted following the pandemic. Even if consumer demand recovers, governmental restrictions may limit the capacity of our dining rooms or services we may provide. As a result, we expect our results for fiscal 2020 will be significantly adversely impacted. The longer our restaurants remain closed to the public or have a limited seating capacity for on-premises dining, the greater impact it will have on our financial results. We have withdrawn our fiscal 2020 outlook because of the negative impact of the COVID-19 pandemic on our financial results and the uncertainty related to its duration.

In response to the pandemic, we have tightly managed expenses while prioritizing supporting our workforce and our off-premises business. We have taken several precautionary measures to preserve liquidity, including the following:

•	we suspended our quarterly cash dividend and stock repurchases;

•	we significantly reduced discretionary spending, including marketing expenses;

•	we deferred all capital expenditures other than maintenance to support our off-premises business;

•	we engaged in constructive dialogue with our landlords regarding rent abatements and deferrals; and

•	our CEO has agreed to forego substantially all base salary and our directors have agreed to forego all cash retainers until further notice.

The above actions are in addition to the significant cost cutting measures for fiscal 2020 that we announced and implemented earlier in the year.

In order to support our off-premises business and ensure we are prepared to reopen our restaurant dining rooms when permitted, we have not terminated or furloughed any employees in our company-owned restaurants as a result of the pandemic. We have retained our restaurant management across brands and have provided six weeks of relief pay to hourly employees impacted by the closure of our dining rooms to date.
In addition, on March 16, 2020, in order to increase our cash position and preserve financial flexibility, we drew down substantially all remaining availability under our revolving credit facility so that a total of $995 million (including $20 million in letters of credit) is currently outstanding. We have approximately $270 million of cash on hand in our domestic bank accounts (including cash in transit from weekend sales) as of May 4, 2020.

Based on all of the foregoing and on the recent weekly sales levels discussed below, we expect our ongoing weekly cash burn rate to average approximately $6 million to $8 million, excluding any additional changes to net working capital. Our weekly cash burn rate is subject to variability due to a variety of factors, many of which are outside of our control, including, among other factors, working capital changes as we reopen restaurant dining rooms, the outcomes of our continuing discussions with landlords on rent deferrals and abatements and our evaluation of relief pay levels for our hourly employees, as well as the factors discussed under “Risk Factors” in this offering memorandum and in our Annual Report on Form 10-K for the fiscal year ended December 29, 2019, which is incorporated herein by reference.

Taking into account the actions described above and following receipt of the net proceeds of this offering, management believes that our on-hand liquidity would enable us to continue operations beyond fiscal 2020, if necessary, even if our restaurants remained closed to on-premises dining through the duration of that period.

While our off-premises business is continuing to operate and we have begun to reopen some of our restaurant dining rooms, we are unable to accurately predict with certainty the ultimate impact that the COVID-19 pandemic will have on our operations and financial results going forward or the effectiveness of any measures we have taken or may take in the future to mitigate such impact due to various uncertainties discussed above, as well as below under “Risk Factors.” The information set forth above reflects management’s estimates based solely upon the information available to it as of the date of this offering memorandum, and we do not assume any duty to update this information, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

Preliminary Results and Other Data

We are in the process of finalizing our results for our first quarter of 2020. Based on information available to date, we estimate that for our first quarter of 2020:

•	Total revenues were $1.0 billion;

•	Combined U.S. comparable restaurant sales decreased 10.4% compared to the first quarter of 2019;

•	Income (loss) from operations was $(41.6) million and Adjusted income from operations was $27.5 million; and

•	Diluted earnings (loss) per share attributable to common stockholders were $(0.44) and Adjusted earnings per share were $0.14.

The following table provides additional detail regarding estimated comparable restaurant sales for our first quarter of 2020.

	EIGHT WEEKS ENDED	FIVE WEEKS ENDED	THIRTEEN WEEKS ENDED
Comparable restaurant sales (stores open 18 months or more):	FEBRUARY 23, 2020	MARCH 29, 2020	MARCH 29, 2020
U.S.
Outback Steakhouse	2.2%	(28.1)%	(9.5)%
Carrabba’s Italian Grill	4.5%	(29.9)%	(8.7)%
Bonefish Grill	2.0%	(38.6)%	(13.9)%
Fleming’s Prime Steakhouse & Wine Bar	2.4%	(40.0)%	(13.2)%
Combined U.S.	2.6%	(31.0)%	(10.4)%

International
Outback Steakhouse - Brazil (1)	NM	NM	6.8%
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NM	Not meaningful.

(1)
Brazil comparable restaurant sales are on a one-month lag and are presented on a calendar basis. Represents results through February 29, 2020. Brazil’s First Quarter comparable restaurant sales do not include any material impact from the COVID-19 pandemic. Most of our Brazil restaurants are currently open for off-premises only.

The following table includes estimated weekly comparable restaurant sales by concept for our U.S. company-owned restaurants for the periods indicated:

	WEEK ENDED
Comparable restaurant sales (stores open 18 months or more):	MARCH 22, 2020	MARCH 29, 2020	APRIL 5, 2020	APRIL 12, 2020(1)	APRIL 19, 2020	APRIL 26, 2020	MAY 3, 2020
Outback Steakhouse	(63.7)%	(63.5)%	(60.6)%	(52.2)%	(40.3)%	(41.0)%	(38.4)%
Carrabba’s Italian Grill	(67.5)%	(68.7)%	(64.7)%	(53.0)%	(54.0)%	(50.3)%	(47.2)%
Bonefish Grill	(83.4)%	(82.7)%	(79.2)%	(68.2)%	(74.3)%	(72.6)%	(70.7)%
Fleming’s Prime Steakhouse & Wine Bar	(82.3)%	(85.6)%	(82.7)%	(63.9)%	(77.9)%	(73.7)%	(74.1)%
Combined U.S.	(69.1)%	(69.5)%	(66.1)%	(55.9)%	(51.9)%	(50.3)%	(48.0)%
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(1)	The week ended April 12, 2020 includes the benefit of the Easter holiday.

The following table includes estimated average off-premises weekly sales per comparable restaurant for our U.S. company-owned restaurants for the periods indicated:

	WEEK ENDED
Average off-premises weekly sales per restaurant (stores open 18 months or more):	MARCH 22, 2020	MARCH 29, 2020	APRIL 5, 2020	APRIL 12, 2020(1)	APRIL 19, 2020	APRIL 26, 2020	MAY 3, 2020
Outback Steakhouse	$21,781	$27,013	$28,211	$33,161	$41,246	$39,828	$39,648
Carrabba’s Italian Grill	$15,151	$18,821	$19,457	$25,377	$26,825	$26,822	$26,523
Bonefish Grill	$6,348	$11,313	$12,463	$18,696	$16,442	$15,483	$15,643
Fleming’s Prime Steakhouse & Wine Bar	$9,261	$12,664	$13,781	$28,077	$21,403	$20,086	$20,848
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(1)	The week ended April 12, 2020 includes the benefit of the Easter holiday.

The estimates above represent the most current information available to us and do not present all information necessary for an understanding of our financial condition as of, or our results of operations for, first quarter 2020. The unaudited results and data presented above are preliminary, based upon management estimates and subject to the completion of our procedures for the preparation and completion of our quarterly financial statements. Those procedures have not been completed, and we may make further adjustments as a result of developments occurring between now and the time the financial results for the respective periods are finalized.  In addition, estimated weekly sales and cash burn data have been provided to help investors understand and assess the near-term impacts of the COVID-19 pandemic, but are subject to variability and may not be indicative of our results or trends for any full reporting period or for any future period.

The preliminary financial data included in this offering memorandum has been prepared by, and is the responsibility of, our management. PricewaterhouseCoopers LLP has not audited, reviewed, compiled nor applied agreed-upon procedures with respect to the accompanying preliminary financial information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference into this offering memorandum relates to the company’s previously issued financial statements.
Reconciliation of Non-GAAP Measures
The following is a reconciliation of income (loss) from operations to Adjusted income from operations, net income (loss) to Adjusted net income, and diluted earnings (loss) per share to Adjusted diluted earnings per share for the thirteen weeks ended March 29, 2020 and March 31, 2019. See “Non-GAAP Financial Measures” for more information about our use of these measures.

	THIRTEEN WEEKS ENDED
	MARCH 29, 2020	MARCH 31, 2019
(in thousands, except per share data)	(PRELIMINARY)
(Loss) income from operations	$(41,568)	$82,494
Operating (loss) income margin	(4.1)%	7.3%
Adjustments:
COVID-19 related costs (1)	48,876	—
Severance and other transformational costs (2)	22,232	2,855
Restaurant relocations and related costs (3)	592	1,032
Legal and other matters	178	—
Restaurant and asset impairments and closing costs (4)	(2,797)	2,131
Total income from operations adjustments	$69,081	$6,018
Adjusted income from operations	$27,513	$88,512
Adjusted operating income margin	2.7%	7.8%

Net (loss) income attributable to common stockholders	$(38,107)	$64,300
Adjustments:
Income from operations adjustments	69,081	6,018
Total adjustments, before income taxes	69,081	6,018
Adjustment to provision for income taxes (5)	(21,995)	(819)
Redemption of preferred stock in excess of carrying value (6)	3,496	—
Net adjustments	50,582	5,199
Adjusted net income	$12,475	$69,499

Diluted (loss) earnings per share attributable to common stockholders	$(0.44)	$0.69
Adjusted diluted earnings per share	$0.14	$0.75

Basic weighted average common shares outstanding	87,129	91,415
Diluted weighted average common shares outstanding (7)	87,963	92,661
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Note: The unaudited data presented in this table is preliminary, based upon certain management estimates and subject to the completion of our procedures for the preparation and review of our quarterly financial statements. We have not completed our final closing procedures related to our analysis of goodwill, intangible assets and certain other long-lived assets for impairment and the related income tax provision adjustments that may result from completion of such procedures.

(1)
Represents costs incurred in connection with the economic impact of the COVID-19 pandemic, primarily consisting of fixed asset and right-of-use asset impairments, inventory obsolescence and spoilage, contingent lease liabilities and current expected credit losses.

(2)	Relates to severance and other costs incurred as a result of transformational and restructuring activities.

(3)	Represents asset impairment charges and accelerated depreciation incurred in connection with our relocation program.

(4)	Includes a lease buyout gain of $2.8 million in 2020 and asset impairment charges and related costs primarily related to approved closure and restructuring initiatives in 2019.

(5)	Represents income tax effect of the adjustments for the periods presented.

(6)	Represents consideration paid in excess of the carrying value for the redemption of preferred stock of our Abbraccio subsidiary.

(7)
Due to the GAAP net loss, the effect of dilutive securities was excluded from the calculation of GAAP diluted (loss) earnings per share for the thirteen weeks ended March 29, 2020. For adjusted diluted earnings per share, the calculation includes 834 dilutive shares for the thirteen weeks ended March 29, 2020.

Strategic Review Process

In November 2019, we announced that we were exploring and evaluating strategic alternatives that have the potential to maximize value for our stockholders. In February 2020, in connection with our year-end earnings release and conference call, we provided an update on that process and discussed certain actions that we planned to take. While we have implemented the 2020 cost savings measures described at the time and remain committed to our plan to support a growth-focused, operations centric organization over the long term, we have suspended further activity with respect to the strategic review process as we prioritize our response to the COVID-19 pandemic. This includes a suspension of discussions with interested parties with respect to our Brazil business.

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RISK FACTORS
Investing in the notes involves a high degree of risk. In addition to the other information included and incorporated by reference in this offering memorandum, you should carefully consider the risks described or referred to below and the risks factors included our Annual Report on Form 10-K for the fiscal year ended December 29, 2019 and incorporated herein by reference before deciding to purchase the notes. The occurrence of any of these risks may materially harm our business, results of operations and financial condition. As a result, the trading price of the notes and our common stock may decline, and you might lose part or all of your investment.

Risks Relating to Our Business

The COVID-19 pandemic has disrupted and is expected to continue to disrupt our business, which has and could continue to materially affect our business, revenues, financial condition and results of operations for an extended period of time.
COVID-19 was first detected in Wuhan, China in late 2019, and in March 2020, the World Health Organization declared COVID-19 a global pandemic. Governmental authorities around the world have since implemented measures to reduce the spread of COVID-19, and COVID-19 and related preventative and protective measures have impacted, and are expected to continue to impact, our business globally, including through restaurant closures, reductions in operating hours and decreased restaurant traffic. In the United States and in foreign countries in which we operate, individuals are encouraged to practice social distancing, restricted from gathering in groups and, in some areas, placed on complete restriction from non-essential movements outside of their homes. Numerous jurisdictions have imposed, and others in the future may impose, shelter-in-place orders, quarantines, executive orders and similar governmental orders and restrictions for residents to control the spread of COVID-19.
In response to the COVID-19 pandemic and these changing conditions, we have modified work hours for our team members, identified and implemented cost savings measures throughout our operations, shifted the majority of our corporate employees to remote working and temporarily closed all of our dining rooms, the majority of which remain closed as of the date of this offering memorandum, and there is significant uncertainty as to when we will be able to reopen those dining rooms. Although we continue to operate take-out and/or delivery services at substantially all of our locations and have experienced an increase in off-premises sales, there can be no assurance that our off-premises sales will grow or remain at recent levels. In the normal course of business, the majority of our sales are generated through on-premises dining in our restaurants, and the COVID-19 pandemic has affected and will continue to adversely affect our guest traffic, sales and operating costs. Even as some of our restaurants have begun reopening for on-premises dining, there can be no assurances that on-premises sales will return to prior levels given continued uncertainties surrounding the economic and public health impact of the COVID-19 pandemic, or that any of the restaurants we have reopened, or any additional restaurants we may reopen in the future, will not be subject to additional closures. When we are able to open additional dining rooms, governmental regulations may limit our capacity or the services we may provide. We are unable to accurately predict with certainty the ultimate impact that COVID-19 will have on our operations going forward due to uncertainties including the currently unknowable duration of the COVID-19 pandemic and impact of further governmental regulations that might be imposed in response to the pandemic. The longer our restaurants remain closed to the public for on-premises dining, however, the greater impact we expect it will have on our financial results.
The COVID-19 outbreak has also adversely affected our ability to open new restaurants and remodel and relocate existing restaurants. Due to the uncertainty in the economy and to preserve liquidity, we have paused activities with respect to new locations, remodels and relocations, and limited capital spending to maintenance necessary to support our off-premises business. These changes may materially adversely affect our ability to grow our business, particularly if these pauses are in place for a significant amount of time.
In order to increase our cash position and preserve financial flexibility, we recently drew down substantially all remaining availability under the company’s revolving credit facility so that a total of $995 million (including $20 million in letters of credit) is currently outstanding. If the proposed offering of convertible senior notes is consummated, our resulting aggregate debt levels will have significantly increased from levels prior to COVID-19. Given the uncertainty of the severity, extent and duration of the COVID-19 pandemic and its impacts on our business and results of operations, the general risks associated with increased debt levels are exacerbated. In addition, although we entered into the Amendment to our Credit Agreement and obtained covenant relief, there can be no assurance we can continue to comply with the revised covenants during the relief period or thereafter when they revert to prior levels if the COVID-19 pandemic lasts longer than expected or our business does not quickly recover afterward.
Our business is sensitive to changes in macroeconomic conditions that impact consumer spending. The rapid and diffuse spread of COVID-19 has had severe negative impacts on, among other things, real GDP growth, consumer confidence, financial markets, liquidity, economic conditions, employment levels, interest rates, tax rates, foreign currency exchange rate fluctuations, supply chain related costs and other macroeconomic trends and could continue to do so or could worsen for an unknown period of time. If the business interruptions caused by COVID-19 last longer than we expect or our assumptions regarding liquidity needs prove inaccurate, we may need to seek other sources of liquidity. The COVID-19 pandemic is adversely affecting the availability of liquidity generally in the credit markets, and there can be no guarantee that additional liquidity will be readily available or available on favorable terms, especially the longer the COVID-19 pandemic lasts. In an effort to preserve liquidity, we have and may continue to take certain actions with respect to some or all of our leases, including negotiating with landlords to obtain rent abatement or deferrals, terminating certain leases or discontinuing payment. We can provide no assurances that forbearance of any lease obligations will be provided to us, or that, following the COVID-19 pandemic, we will be able to continue restaurant operations on the current terms of our existing leases, any of which could have an adverse effect on our business and results.
Our restaurant operations could be further disrupted if any of our employees are diagnosed with COVID-19, since this could require further restaurant closures and some or all of a restaurant’s employees to self-quarantine. If the employees of any of our third-party delivery service providers are diagnosed with COVID-19, or if the operations of these service providers are otherwise significantly impaired, our off-premises sales would also be adversely impacted. Our supply chain could similarly be adversely impacted. If a significant percentage of our or our suppliers’ or distributors’ workforce is unable to work, or if there are similar disruptions in the supply chain generally for certain products, whether because of illness, quarantine, limitations on travel or other government restrictions in connection with COVID-19, we could face disruptions to restaurant operations, cost increases and shortages of food or other supplies, potentially materially adversely affecting our operations and sales. This is particularly true given our reliance on a small number of suppliers and distributors for the beef we serve in our U.S. and Brazil restaurants. In 2019, we purchased approximately 95% of our U.S. beef raw materials from four beef suppliers that represent more than 80% of the total beef marketplace in the U.S., and approximately 90% of our Brazil beef raw materials from two beef suppliers that represent approximately 45% of the total Brazil beef marketplace. We also primarily use one supplier in the U.S. and Brazil, respectively, to process beef raw materials to our specifications and we use one distribution company to provide distribution services in the U.S and Brazil, respectively. Consequently, our operations could be adversely affected if any of these suppliers or distributors were unable to fulfill their responsibilities and we were unable to locate substitutes in a timely manner. Although we have not experienced material adverse impacts to date, additional or prolonged closures of meat processing facilities that have occurred due to the effects of COVID-19 could adversely impact our supply chain and the products that we offer.
In addition to decisions we have made and may make in the future relating to the compensation and benefits of our employees, additional government regulations or legislation as a result of COVID-19 could also have an adverse effect on our business. We cannot predict the types of government regulations or legislation that may be passed relating to employee compensation or benefits as a result of the COVID-19 pandemic. In order to support our off-premises business and ensure we are prepared to re-open our restaurants to on-premises dining when permitted, we have retained our restaurant management across all of our brands. We have taken and continue to evaluate compensation and benefit actions to support our restaurant team members during the COVID-19 business interruption, including relief pay to hourly employees and continued payments to employees who have been quarantined or who had a personal illness related to COVID-19. Those actions may be insufficient to compensate our team members for the entire duration of any business interruption resulting from COVID-19, and our team members might seek and find other employment during that interruption, which could adversely affect our ability to properly staff and reopen our restaurants with experienced team members when the business interruptions caused by COVID-19 abate or end.
In addition, the operations of our franchisees are subject to the same risks discussed above with respect to our business, and the COVID-19 pandemic could cause financial distress for the franchisees that have been or will be impacted. As a result of this distress, we have deferred certain of their payment obligations and, even with these actions, our franchisees may not be able to meet or will defer payment of their financial obligations as they come due, including the payment of royalties, rent or other amounts due to the company. In addition, our franchisees may not be able to make payments to landlords and key suppliers, as well as payments to service any debt they have outstanding. In some cases, we are contingently liable for franchisee lease obligations, and a failure by a franchisee to perform its obligations under such lease could result in direct payment obligations for us.
In addition, we could experience other material impacts as a result of COVID-19, including, but not limited to, impairment charges. We cannot accurately predict the amount and timing of any impairment of assets. A significant amount of judgment is involved in determining if an indication of impairment exists and the COVID-19 pandemic has made developing forecasts for, and the accounting of, valuation of goodwill and certain other assets slower and more difficult. Should the value of goodwill or other intangible or long-lived assets become impaired, there could be an adverse effect on our financial condition and consolidated results of operations. To the extent the COVID-19 pandemic adversely affects our business and financial results, it may also have the effect of heightening many of the other risks described in “Risk Factors” under Item 1A and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” under Item 7 of our Annual Report on Form 10-K that we filed with the SEC on February 26, 2020, including without limitation risks relating to competition in the restaurant industry, consumer preferences and perceptions, our level of indebtedness, availability of adequate capital, our ability to execute business plans related to remodeling, relocation and expansions, our lease obligations, our franchisees, disruptions to our supply chain and third-party delivery service providers, foreign currency exchange rates, regulatory restrictions and compliance, government proceedings or litigation arising out of claims from our customers, employees, business partners and stockholders, vulnerability of our data systems and volatility in the price of our common stock.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This offering memorandum includes statements that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “feels,” “seeks,” “forecasts,” “projects,” “intends,” “plans,” “may,” “will,” “should,” “could” or “would” or, in each case, their negative or other variations or comparable terminology, although not all forward-looking statements are accompanied by such terms. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this offering memorandum and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the industry in which we operate.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Although we base these forward-looking statements on assumptions that we believe are reasonable when made, we caution you that forward-looking statements are not guarantees of future performance, and that our actual results of operations, financial condition and liquidity, as well as industry developments, may differ materially from statements made in or suggested by the forward-looking statements contained in this offering memorandum. In addition, even if our results of operations, financial condition and liquidity, and industry developments are consistent with the forward-looking statements contained in this offering memorandum, those results or developments may not be indicative of results or developments in subsequent periods. Important factors that could cause actual results to differ materially from statements made or suggested by forward-looking statements include, but are not limited to, those described in the “Risk Factors” section of this offering memorandum and the following:

(i)
The severity, extent and duration of the COVID-19 pandemic, its impacts on our business and results of operations, financial condition and liquidity, including any adverse impact on our stock price and on the other factors listed below, and the responses of domestic and foreign federal, state and local governments to the pandemic;

(ii)	Consumer reactions to public health and food safety issues;

(iii)	Our ability to compete in the highly competitive restaurant industry with many well-established competitors and new market entrants;

(iv)	Minimum wage increases and additional mandated employee benefits;

(v)	Economic conditions and their effects on consumer confidence and discretionary spending, consumer traffic, the cost and availability of credit and interest rates;

(vi)	Our ability to protect our information technology systems from interruption or security breach, including cyber security threats, and to protect consumer data and personal employee information;

(vii)	Fluctuations in the price and availability of commodities;

(viii)
Our ability to comply with governmental laws and regulations, the costs of compliance with such laws and regulations and the effects of changes to applicable laws and regulations, including tax laws and unanticipated liabilities;

(ix)	Our ability to effectively respond to changes in patterns of consumer traffic, consumer tastes and dietary habits;

(x)
Our ability to implement our remodeling, relocation and expansion plans due to uncertainty in locating and acquiring attractive sites on acceptable terms, obtaining required permits and approvals, recruiting and training necessary personnel, obtaining adequate financing and estimating the performance of newly opened, remodeled or relocated restaurants;

(xi)	The effects of international economic, political and social conditions and legal systems on our foreign operations and on foreign currency exchange rates;

(xii)	Our ability to preserve and grow the reputation and value of our brands, particularly in light of changes in consumer engagement with social media platforms;

(xiii)	Any impairment in the carrying value of our goodwill or other intangible or long-lived assets and its effect on our financial condition and results of operations;

(xiv)	Seasonal and periodic fluctuations in our results and the effects of significant adverse weather conditions and other disasters or unforeseen events;

(xv)
The effects of our substantial leverage and restrictive covenants in our various credit facilities on our ability to raise additional capital to fund our operations, to make capital expenditures to invest in new or renovate restaurants and to react to changes in the economy or our industry, and our exposure to interest rate risk in connection with our variable-rate debt;

(xvi)	The adequacy of our cash flow and earnings and other conditions which may affect our ability to pay dividends and repurchase shares of our common stock; and

(xvii)
The other factors discussed under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 29, 2019, which is incorporated by reference in this offering memorandum.

In light of these risks and uncertainties, we caution you not to place undue reliance on these forward-looking statements. Any forward-looking statement that we make in this offering memorandum speaks only as of the date of such statement, and we undertake no obligation to update any forward-looking statement or to publicly announce the results of any revision to any of those statements to reflect future events or developments. You should, however, carefully review the reports and documents we file with or furnish from time to time with the SEC, particularly our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless specifically expressed as such, and should only be viewed as historical data.